Exhibit 99.1
          On October 26, 2007, Horizon Lines, Inc. hosted a conference call to discuss financial results for the third quarter ended September 23, 2007. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Horizon Lines third quarter earnings results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. This conference is being recorded Friday, October 26, 2007.

I would now like to turn our conference over to Mike Avara, Vice President, Treasurer and Investor Relations. Please go ahead, sir.

Mike Avara:	Thank you. Good morning, everyone, and welcome to Horizon Lines’ third quarter 2007 earnings release call. Thanks for joining us today. Our senior management team is conducting the call in sunny San Juan, Puerto Rico. We’re here in rainy Charlotte. Chuck Raymond, Chairman, President and CEO; John Keenan, President of Horizon Lines, LLC; Brian Taylor, President of Horizon Logistics, LLC; and Mark Urbania, Executive Vice President and CFO will be conducting the call.

Chuck will kick us off with an overview and an introduction to the call. John will review our shipping operations. Brian will take you through our new Logistics startup. And Mark will review the third quarter financial results. We’ll then open it up to any questions that you may have.

Before we begin, as usual, I need to take a second to remind you of our safe harbor statement on page 2. During this call, we will be making certain forward-looking statements, and, although we believe them to be true, we can, of course, provide no guarantee that they’ll actually come to fruition. Important risk factors that may impact results are spelled out in our SEC filings, and I would call your attention to those filings.

With that, I’m going to turn the call over to Chuck Raymond. Chuck?

Chuck Raymond:	Yes, Mike. Thank you very much, and good morning. As Mike mentioned, we’re down here in sunny Puerto Rico, and it’s encouraging to be down here to understand the current economic environment and to have an opportunity to hear first hand some of the optimism that’s starting to break through the clouds that we’ve been covered by over the last year and a half or so. We’ll share some of that data with you.

Our third quarter — a good quarter by all measures, I think with operating revenue up 5.4%, adjusted operating income pretty much equal to where we were last year, and earnings per share up 1.7%. I think a good financial quarter for us and in line with where we’ve been guiding the Street and investors and reiterates, I believe, our overall view for 2007.

To review what’s happened over the last several quarters and what we’ve done during the third quarter to further build strength here in this Company, as we talked about, we’re now through the tough work of getting those five new ships phased in to our service, enjoying the schedule reliability and the service excellence that they bring, institutionalizing our EDGE program here inside of Horizon Lines, achieving a much improved rating on the Street in terms of our debt, along with our refinancing, and acquiring and integrating both Hawaii Stevedores, Inc. and Aero Logistics into the Company.

The reorganization created two separate and distinct financially measured units of the Company: our Liner business as we know it and the emerging opportunities and value that will come to us through Logistics under Brian Taylor. We brought some new assets into the Company since we last talked — a new first-generation shore crane into Dutch Harbor to help us with growth in the future and new containers, as John Keenan will talk about.

A lot of our litigation that was an overhang on this Company back when we first came out in September of 2005 has been settled and extinguished. So we don’t have the Guam cases or the DHX suit anymore. Those have been decided totally in our favor and dismissed.

Of course, we’ve built strength in the board of directors that we’ve talked about. We recently moved to new headquarters down in Dallas, Texas without any service disruption. And, in the meantime, continued to grow the value in our equity and communicate with Wall Street the value that this Company is going to bring to investors going forward.

So we’re very excited about the strategic work that we’ve done here at Horizon Lines this year, and that is continuing. And, with that, I’m going to turn this over to John Keenan, who will give you the update on the Liner business. John?

John Keenan:	Thank you, Chuck. I’m on the slide on page 7. I’m going to start with our volume update for the third quarter. You see our overall container volume is slightly down, approximately 3%. Our Alaska volumes remain strong. Hawaii volumes are also growing from early in the year and rebounding back to 2006 levels. And Guam business continues to improve, with growth in the military and the reefer segments. Our Puerto Rico volume, overall, is down. However, we are very pleased with the recent contract renewals that we’re seeing and some optimism in that marketplace.

On page 8 is the unit revenue update on third quarter. The unit revenue per container is up approximately 4.8%. It continues to improve in all trade lanes. It’s really based on our cargo mix upgrade and our rate improvements driven by our strong customer relationships and our high service levels.

On page 9, we have a beautiful photo of one of our ships, the Horizon Tiger, one of our five new vessels in the TP1 string, which are performing extremely well. Beautiful as only a vessel guy like me could say.

On our TP1 fleet enhancement, on page 10, the TP1 is fully implemented as of May 2007. We’ll reposition the Navigator in December to the Puerto Rico trade lane. We’re going to defer deployment of the two largest C8s until early into 2008, primarily driven by the market softness in Puerto Rico.

On page 11, we have our spare vessels and some of the opportunities here. We continue to review and evaluate our opportunities to deploy the four spare vessels in an intracoastal service, charter with the military, as well as some other government cargo opportunities. Our lobbying efforts are underway in Washington. We have a good feel for Washington today. We feel we have a good shot at making this work and especially in the area of the harbor maintenance tax and the Title XI funding.

Onto page 12, Horizon EDGE continues on schedule from an operational as well as a financial benefit perspective. We are focusing on the areas that are on the slide. I won’t touch on all of them. But, to give you an idea, for instance, on vessel operations, we’re continuing to improve our on time performance, which you’ll see on subsequent slides. We’re focused on our overtime, our cost-effective spend, as well as our fuel consumption on board the vessels.

On page 13, if you look at our equipment, the key takeaway on this slide is that we really continue to replace or replenish our fleet with fresh assets. On the bottom— you see the collateral benefits of improving our cost structure and our overall maintenance expense associated with that.

On page 14, we had a great third quarter. When you look at our vessel performance, not only do you have vessel availability with improvement to 99.9%, but you all see our on-time arrival, which, as you recall, we measure this to the minute. It improved almost 7%, and a lot of that has to do with our focus, our EDGE initiative, our redeployment of the TP1 vessels, as well as our Puerto Rico vessels.

If you look at the utilization, the utilization is down slightly. And what happens there is really driven by the TP1, where we put in some incremental capacity, which we’ve spoken to you about in the past. And that’s at 19.3% additional capacity in our TP1.

On awards and recognitions, there’s two awards here that we’re very proud of. The first is the Logistics Management 2007 Quest for Quality Award. We finished with top honors for ocean carriers category for on-time, customer service, information technology, equipment, and operations. We received best-in-class for each of those categories.

The second award, the Chamber of Shipping of America Safety Achievement, is an award for environmental excellence. In our business, we’re very serious about the environment, and we’re very proud to have been recognized. Thirteen vessels were recognized within Horizon Lines for a total of 94 consecutive years of operating without any environmental violation or incidents, which we’re very, very proud of.

So, with that, I’m going to turn it over to Mr. Brian Taylor.

Brian Taylor:	Thank you, John. I’m on slide 17. Since we formed this Logistics entity eight weeks ago and acquired Aero Logistics on August 22, there is a lot of focus on integration and organization activities. The steps have been taken to establish all the legal entities within Logistics, the financial breakouts are being refined, and we’ll begin reporting on those in quarter one, 2008.

We are clearly thrilled to have Aero on board with Horizon Logistics. They’ve got a bright, energetic management team that has done great things building this business in the last four years. The integration is well underway. Aero clearly has a reputation for integrity and innovation, fanatical focus on customer service, which really makes them a great fit for the Horizon family. And we intend to build upon the model that they have created to build a broader base of Logistics solutions.

Many of the attributes, I’m on page 18, of a successful logistics company really already exist within Horizon. And forming the Logistics entity really gives us the opportunity to deliver what our customers have been asking for. And they’ve been pressing us to offer broader supply chain solutions that are really complementary to what we’ve done in the core Liner business. So you’ll see a real focus on high value-added services that enhance our existing customer relationships and create a new stickiness in those relationships. We’ve got a solid platform now established that is really capable of sustaining both organic and acquisition-based growth.

Slide 19. This is really a current inventory of all the different services that we offer today within the different units of Horizon Logistics — a broad service offering. It requires some further integration. Fundamentally, it’s an asset-light model that is capable of sustaining solid growth without, really, any significant CapEx investment in physical assets. We’ve got a proven competency in technology that is really there to support our growth in the supply chain environment.

Slide 20. Horizon Lines has a large base of blue-ribbon customers, including the world’s largest retailer. And our customers have consistently told us they want to see us offer broader solutions that touch in seven specific segments. And these are the segments that you see on slide 20. Our current offering touches on almost all of these segments, and we will immediately start building and focusing on some additional opportunities to expand our intermodal freight management services beyond what we do just for Horizon Lines, expanding project cargo capabilities to include domestic shipments as well as potentially some offshore international shipments. We want to expand our capability that exists today within Aero Logistics. Aero has been in Mexico for just one year. They’ve built a solid platform. And, clearly, there is significant potential for us to expand in that market. And you can look to see us build or acquire a much broader base of capabilities in the truck brokerage category.

On page 21: How will we know if our efforts are successful? Well, clearly, we’ll see it in our EBITDA growth and the gross profit growth from each of the segments that we’ll focus on. We’ll see new value being created in a variety of different categories, as you see on this page. And, certainly, one of the most important ones is total incremental freight dollars that we will secure from existing Horizon customers, where we’ll leverage the synergies that already exist in the relationships that we have within Horizon Lines.

Now, innovation has always been a cornerstone at Horizon Lines, and it will continue to be no different at Horizon Logistics. Customers let us know that we’re successful in the rewards and recognition that they’ll continue to give to us, as they have in the past and continue to do at Horizon Lines.

Fanatical customer service. This will be one of the top cornerstones of our value proposition. It is one of the cornerstones at Horizon Lines. It’s a cornerstone at Aero, and that’s why Aero is a great fit for the new Logistics Company. We’ll be a one-stop shop — great customer focus, ensuring that customers remain with us long term. You’ve heard us talk before about the deep, long-term relationships we have at Horizon Lines, and it will be no different at Horizon Logistics.

We’ll provide real solutions to complex supply chain problems. We’ll allow our customers to focus on their core business while we facilitate movement of their goods through the supply chain.

In summary, we intend to deliver solutions, and we’re seeing new benefits already from the synergies between Horizon Logistics and Horizon Lines, building upon those deep customer relationships we have. The internal ranks within Horizon Lines and Logistics are excited. Those customers who have been asking us to be a player in logistics are clearly excited to see us take the steps we’ve taken in the last eight weeks. I look forward to sharing more about our successes with you when we get on the next earnings call in quarter one, ‘08.

With that, I’m going to turn it over to Mark Urbania to take us through the financial performance.

Mark Urbania:	Thank you, Brian. As Chuck talked about, our revenue is up, our operating profit continues to grow, earnings per share are up slightly. We’re very pleased with all this news in the third quarter, particularly because of the continuing challenges within the Puerto Rico environment. Being in three markets really speaks to the strength in our business model.

From a capital structure perspective, we had a call on this earlier, and it continues to improve. The restructuring of the debt portion of the balance sheet in early August was and will continue to provide substantial benefits going forward, some of which we’re achieving already.

On page 25 on the operating revenue for both the third quarter and nine months, the primary drivers of the increase in revenues, again, are rate improvements and cargo mix, which more than offset the volume softness.

You see that depicted on the next page numerically for cargo mix and rate improvement. The first line there for the third quarter and nine months offset, down in the fourth line, the volume variance for the third quarter and nine months. So we’re very pleased with that, and it’s really a continuation of what we’ve seen in the second quarter and first quarter of this year.

On page 27, looking at the adjusted operating income, after adjusting the prior-year operating income for one-time secondary offering expenses, operating income was slightly down versus prior year but pretty much in line.

On the next slide, looking at adjusted EBITDA, on an adjusted-EBITDA basis, we were down $1 million for the quarter but up $300,000 for the year. Given the persisting difficult economic environment in Puerto Rico, we are pleased to maintain profitability despite these challenges.

Looking at the business from an adjusted-net-income basis, we’re up 2.5% for the quarter and 5.1% for the year. As the benefits of the refinancing were completed in August, as mentioned, it’s beginning to take hold in lowering our interest expense, adding to net income.

On page 30, the good financial performance despite these challenging conditions in Puerto Rico translated into adjusted diluted earnings per share improvement of 1.7% and 3% for the quarter and nine months, respectively.

Turning our attention to cash flow on page 31, our cash flow on a comparative basis the first nine months of this year to the first nine months of last year has changed. There are some reasons for those changes I’d like to review. We’re using slightly more working capital this year than we have in the past with the growth in the revenue of nearly $45 million. We’ve spent money on the three vessels that are remaining on lease in the Alaska trade. Those were balloon payments earlier this year. We will not have those balloon payments going forward. We made a $10.5 million bonus payment in January of 2007 for the work performed in 2006. And those were really the main drivers.

But I will tell you this; by the end of the year, our free cash flow will be between $27 and $31 million. The driver for this will be EBITDA generation in the fourth quarter of $43 to $48 million, plus improvement in working capital as we collect some of those receivables that we generated in the third quarter by about $17 million. This will be partially offset by some continued spending and CapEx and dry docking expenditures as they come in.

On page 32 is the benefits that we’ve shared in the past but I think it’s important to review again. The interest expense savings as a result of the refinancing resulted in net interest expense after taxes savings of $1.1 million and for the fourth quarter, we expect it to be $2.3 million. For the full year 2007, or two quarters in 2007, $3.5 million. And then, in 2008, after-tax benefit of $10.5 million. You can see the earnings per share impact on a diluted basis under the current accounting methods for this transaction and then very good information on free cash flow. Very pleased. Very positive results from a refinancing perspective.

On page 33, to sort of wrap this up, is our guidance. Really, we are reaffirming our earnings guidance for the full year from a revenue,

EBITDA, and EPS perspective. We’re still expecting EBITDA in that range of $168 to $173 million. And, from an EPS perspective, $1.56 to $1.68. And the fourth quarter there, which is, obviously, implied.

So, with that, I’m going to turn it back over to John Keenan for a couple of comments on the Puerto Rican economy while we’re down here talking to customers.

John Keenan:	Well, thank you, Mark. I’d like to start off on the Puerto Rico economy by saying that we are seeing an improving trend in the fourth quarter of this year. As I stated earlier, we’ve been renewing contracts with increases in the minimum container volume as well as tradable rates. We also have had some discussions with the Puerto Rico Government Development Bank. They’re forecasting moderate growth in 2008 of approximately 1%. And, as you know, typical in Puerto Rico, an election year generally brings an increase in investment, as evidenced by increase in construction permits. You’re also seeing an increase in the commercial exports, predominantly driven by the pharmaceutical business.

And, finally, a little bit on the tax incentives update. The current manufacturing incentives law is going to be extended for six months beyond December 31, 2008. So, overall, we see some positive signs for the Puerto Rican economy here.

I’m going to now turn this back over to Chuck Raymond.

Chuck Raymond:	Great, John. Thanks very much. Just to recap this, first of all, we’ve had a quarter here of, what I would say, is good financial performance. As Mark said, we’re maintaining our guidance for the full year 2007. That translates into a very strong fourth quarter as you do the math, and I’m sure you have. And we’re feeling very good about the fourth quarter this year.

Of course, we are here in Puerto Rico, and 2007 is kind of a continuing economic challenge down here. There is quite a bit of optimism about 2008 surrounding the extension of the industrial incentives, but then also the fact that it will be an election year, as we’ve talked about in the past. We’re all, I think, encouraged by the fresh thinking that we’re hearing with regard to future industrial incentives as they piece together a new law down here. There’s some new, fresh thinking that I think is going to sustain this economy and help build it as we go out into the latter part of the 2009/2010 timeframe. Even with that, we’re going to be kind of cautious about putting our numbers together on Puerto Rico for 2008. I think it’s appropriate to do that as we put the finishing touches on our budget. However, with that, we still expect a very impressive financial performance for this Company for 2008 and beyond, as we’ve modeled and discussed with you.

So, with that, we’ll turn the conference call back over to the moderator and entertain any questions you might have.

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, press the star, followed by the two. If you are using a speakerphone, you will need to lift your handset before making your selection.

Our first question comes from Kevin Sterling with Stephens. Please go ahead.

Kevin Sterling:	Good morning, gentlemen.

Chuck Raymond:	Good morning, Kevin.

Kevin Sterling:	Chuck, it looks like you’re giving a very wide range for the EPS guidance for Q4 — $0.53 to $0.65. And, at the top end of this range, this would imply sequential increase over Q3, whereas, historically, Q3 is your strongest quarter. Maybe could you give some color around your confidence for Q4? Is it a lot driven by operating leverage?

Chuck Raymond:	That’s right, Kevin. First of all, we are seeing all the benefits coming to us now as we get to the tail end of that $13 million EDGE project that we’ve talked about. We have incurred quite a bit, as you know, of costs in this second quarter and third quarter with regard to the TP1 plan. And we’re starting to get the benefits of all that blending through in the fourth quarter.

Now, I would also say that, in terms of that range being fairly wide, I think, all things being equal, we probably would be up toward to the middle or maybe even up toward the top of that range. But recall what’s happening right now is that fuel is going up. We’re now talking about fuel that’s $80 a barrel and higher. Just recently, it was up to $89. And you may remember that, when fuel is going up, we have a bit of a lag before we start to bill that to our customers. When it comes back down, we tend to recover that lag. However, fuel hasn’t been coming back down, as we know, from the last year and a half. So I think we’re being cautious in giving you a range like that. But, that being said, I think we’re very confident of hitting that range.

Kevin Sterling:	Okay. Thank you. Just to talk on Puerto Rico, in your opinion, do you think Puerto Rico’s bottomed? You mentioned some things, and it seems like they’re starting to turn the corner. I’m sure you don’t want to claim victory yet. But do you think it’s bottomed?

Chuck Raymond:	Well, you know, I’m down here. John Keenan’s been here all week. He’s been working with customers. And I think John can give you a real good assessment of that.

John Keenan:	Kevin, that’s the message that I’m getting from the marketplace here — that Puerto Rico is starting to see a little bit of a turnaround. And, as I mentioned earlier, for ‘08, they’re seeing a very moderate growth of approximately 1%. But, again, it being an election year, the spending tends to increase. And that historically has been shown in Puerto Rico during that period of time. So I would be guarded in saying that, yeah, I believe that it’s hit the bottom.

Chuck Raymond:	And, of course, you know, we listen to the local economists — the Government Development Bank — look at their stats and see what Moody’s and S&P are saying, because they did have Puerto Rico on credit watch back in 2006. And they’re all saying 1% to 2% growth next year. I think that we buy into those numbers. But, again, we’re going to be cautious about that.

Kevin Sterling:	Okay. Thank you. You talked about the cost initiatives a little bit, Chuck. Could you kind of give us a sense where you are year to date on these cost initiatives — in particular, in relation to your plan?

Chuck Raymond:	Very simply, we’re right on them. I’m very pleased with that. You know, we have really changed the culture of the Company. I think we were always cost conscious here, but we’ve taken this to a new level. We are getting the returns in every area that we’ve invested in.

Kevin Sterling:	Okay. Great. It sounds really good. And the container volume decline that we saw, is that just essentially attributable to Puerto Rico?

Chuck Raymond:	Yes. 95% of it is Puerto Rico. A little bit is Hawaii. And, remember, we have been telling the Street that we were going to be backing away from more and more of the automobile sector. We did that, and that’s what that fall-off really is. In terms of non-automobile business, our containerized cargo business is up. And I think you heard that earlier when you looked at the A&B numbers. They’ve seen a real pickup in their automobiles in the third quarter versus where it was in the first and second quarter. Part of that is our shedding that business and focusing on the higher margin freight. So that was intentional. Of course, Puerto Rico wasn’t. But the issue is clearly Puerto Rico. That’s it.

Kevin Sterling:	Okay. And one last question. As you progressed through the quarter, was there an improvement as we got to September? And maybe could you give us an update how October has progressed so far?

Chuck Raymond:	Well, it’s preliminary on October. We haven’t started the financials on October. We’ll take another week or ten days to do that. With that being said, October looks like it’s in line with where we thought it would be. There’s nothing out there that says it’s going to be a whole lot different than where we had modeled it.

Yes. September was an improvement. We saw better liftings. John mentioned Puerto Rico. That market did pick up a little bit. Of course, the rate increases that we’re getting that will affect us in 2008 are starting to come in. The contract negotiations have been very positive. And the focus on costs, as we talked about, just gets stronger and stronger in the Company. So, yeah, September was better than either July or August were.

Kevin Sterling:	Okay. Well, great. Thanks a lot for your time.

Operator:	Our next question comes from Peter Wahlstrom with Goldman Sachs. Please go ahead.

Peter Wahlstrom:	Good morning. Would you please provide a little bit more detail regarding some of the strategic growth plans specifically for the Logistics business and how quickly this business could really ramp up?

Chuck Raymond:	Well, Peter, as you know, the overall logistics space really does continue to grow at a fairly rapid pace. More companies are looking to outsource larger portions of their supply chain as they look to improve costs and efficiency. Now, our mission, really, is to capitalize on that opportunity through a combination of organic and, potentially, acquisition-based growth. We feel confident that the revenue and earnings and returns from the business can be fairly substantial over the next five years.

Peter Wahlstrom:	And, putting that into perspective, I know that Alexander and Baldwin has talked— had achieved somewhere in the order of $500 million of revenue in five years. Is that a reasonable target for Horizon as well?

Chuck Raymond:	We think that would be reasonable. We’re targeting a very aggressive plan on the Logistics front, Peter, as you know, that’s going to depend on a couple of factors. Number one, what opportunities exist out in the marketplace and the timing of those opportunities? Can we act on them? Who are we bidding against? Those type of things. But, yes. We’re going to grow this business in a substantial way. It’s an extension of what we already do today. Our customers want to do that, so we’ll grow organically. So we think we could surpass those targets. We understand that’s aggressive, but that’s our goals.

Peter Wahlstrom:	Very well. And you have seen a little bit of an improvement of Hawaii. What are the key drivers behind that? I know, in the second quarter, you had mentioned that you hoped to see some improvement in the back half of the year. What’s really behind that?

John Keenan:	Peter, this is John. How are you?

Peter Wahlstrom:	I’m doing well. Thanks.

John Keenan:	Good. I think what you’re seeing in Hawaii is— If you recall, we invested in flat racks and specialty equipment to handle the construction and building segment. So I think what you’re seeing is those flat racks have come into our network. They’re all being fully utilized. We’re also seeing some growth, as well, in the military area — some of the redeployments as well as the household goods associated with that. So, between the construction, the military, and military household goods, and a little bit of an uptick in tourism in the last period in Hawaii that’s what’s driving that.

Peter Wahlstrom:	Okay. And does that help to explain some of the difference between what Horizon is seeing from a volumes standpoint and what Matson also reported this morning, outside of the obvious automobile exposure?

John Keenan:	Yeah. I would say that’s correct. I would look at it that way. And I also would say that, as we’ve stated in the past, we continue to focus on the higher revenue cargo, which is the reefer cargo. As I just spoke earlier, we reinvested or replenished our refrigerated fleet. And I think what we’re seeing is the result of our on-time performance and our focus on making sure our ships and network runs efficiently. I think customers are rewarding us with freight.

Peter Wahlstrom:	And, finally, with regard to the status of the spare vessels, is there a significant cost associated with those as they’re temporarily out of service?

John Keenan:	No, there’s not, Peter. That cost has all been modeled into our plan, and we basically have them in idle layup, where it’s a deep layup. So there’s no crew costs or fuel costs or any other operational costs associated with them.

Peter Wahlstrom:	Very good. Thank you.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you are using a speakerphone, please lift your handset before pressing the numbers.

Our next question comes from Chaz Jones with Morgan Keegan. Please go ahead.

Chaz Jones:	Yeah. Hey. Good morning, guys.

Chuck Raymond:	Morning, Chaz.

Chaz Jones:	I had a quick question on the acquisitions. I believe, in the slide presentation, you had a number in there a little shy of $8 million that acquisitions contributed year over year. Is that both the Hawaii Stevedores acquisition and Aero, or was Aero in that at all?

Chuck Raymond:	Chaz, it was both. Of course, we did not close on the Aero acquisition until late August. So, for all intents and purposes, we had, call it, 30 days worth of revenue in that number. And, for Aero acquisition, that was a little less than $2.5 million. So the balance of that $7.7 million really came as a result of the acquisition we made in Hawaii, which, as you know, was a continuation of buying the rest of the business. We had basically purchased part of that business back in 2002 in that stevedoring operation. So, yes.

Chaz Jones:	Okay. Great. That’s helpful. Two quarters here of very nice improvement in the vessel on-time arrivals. Is that a number that’s sustainable moving forward? Certainly, I know that’s a goal that you guys have out there. I guess, if it is, is there the potential at some point that you can sustain higher, I guess, service levels to be able to charge for it?

John Keenan:	Chaz, this is John. I would tell you that this is an area that’s been of intense focus in the Company. And we continue to show improvement quarter over quarter, and a lot of it is driven by our new vessels in the TP1 string. But you will see us continue to improve in that area. And, yes, it is certainly sustainable.

Chaz Jones:	Okay. Great. And, then, the last thing I had here was— I don’t know if you can or not, but just in terms of, you know, updating us on the timing of when we might potentially see some favorable revisions made to the harbor maintenance taxes. Should we expect anything before the end of the year? I know we don’t have much time left here. I think congress always takes a long holiday. Or is that something that’s probably more in 2008?

Chuck Raymond:	You know, Chaz, we’re very active on that. We’ve got a number of bills right now. You’ve got HR 3221, which has been working its way through the house for a couple of months now. In that bill, we are working very hard in particular sections of that potential legislation to get the harbor maintenance tax fully eliminated. It gets a favorable scoring from OMB. And we’ve gotten very strong recent support from Senators Inouye and Stevens. So our view is that we’ll get that done.

Chaz Jones:	Okay. Great. That’s all I had, guys. I appreciate the comments.

Operator:	Our next question comes from Jon Chappell with JP Morgan. Please go ahead.

Jon Chappell:	Thank you. Good morning, guys.

Chuck Raymond:	Hi, Jon.

Jon Chappell:	A quick follow-up on the growth plans for the Logistics system. Brian, are there any other Aero-type acquisition targets out there that can fill potential holes in the service or complement existing service offerings that you already have? And, Mark, what’s the liquidity that you have for cash acquisitions on the Logistics side? I know your primary use of cash is still to pay down debt. But, if the right opportunity were to come along, how much cash could you allocate to acquisitions?

Brian Taylor:	Let me take the first part of the question. Clearly, you know that this space is very active in terms of potential opportunities for acquisition. We are constantly seeing a variety of different books and companies coming to us for review. I guess the options really are to look at one potentially larger, national-based or national-type acquisition or some small regional acquisitions. We are still debating which strategy is the right strategy for us to take. But, clearly, the opportunities are there. We’re going to look for well-timed, opportunistic acquisitions that really add complementary services to enhance the core supply chain offering that we want to build.

And I’ll let Mark comment on our capability from a financial perspective of handling those.

Mark Urbania:	That’s a good question, Jon. Kind of going back to just recent history here, a couple of reasons we did this refinancing: to position our balance sheet well for growth strategically going forward, and it has long-term and short-term benefits. On the longer term benefits as we embark upon this acquisition strategy in the Logistics area, we have plenty of liquidity and balance sheet capacity to fund those acquisitions. Today, even after the refinancing and buying back 1 million shares, we’re only leveraged at 3.5 times.

The thing that is exciting, and I’m not providing forward guidance right now, but this Company is going to generate in excess of $120 million of free cash flow next year. That will give us further liquidity on top of the liquidity that we already have. So we’ve got substantial capacity from a cash perspective to fuel these possible opportunities in the Logistics space.

Jon Chappell:	Okay. I just have one more follow-up for you, Mark, on the financial side. It looks like the tax rate creeped up this quarter. I assume that has something to do with the fact that the Puerto Rican business has been weakening, and that’s the part of the business that benefits from the tonnage tax. As you look at the tax rate going forward, do you expect it to continue to trickle up a little bit and maybe even get out of the teens as Hawaii, Guam, and Logistics become a greater percentage of the operating profits of the Company?

Mark Urbania:	You’re correct, Jon. Our expectation for full-year 2007 is our tax rate will be somewhere between 16% and 18%. When we look at it going forward, which we’ll often give an update on, I think our tax rate will be approximately 20% next year, which is a little higher than the guidance we’ve provided. It’s partially due to what you just said but, also, partially due to the fact that, with our lower interest expense as a result of this refinancing, it improves the profitability of Hawaii and Alaska, which is a statutory taxpayer, which brings up the effective tax rate a little bit. So the refinancing benefits are substantial in lower interest expense, increasing profitability in the two trades that we pay federal taxes in.

Jon Chappell:	Got it. All right. Thanks, Brian and Mark.

Operator:	Your next question comes from Randy Saluck with Mortar Rock Capital. Please go ahead.

Randy Saluck:	Hey, guys. Just a couple of quick questions for you. The first— I just wanted to ask you what you expect dry docking expenses to be on an ongoing basis — sort of an average number. And, secondly, at one of the conferences, you talked about free cash flow being around— I think you said $130 million for next year. I just wanted to confirm that you still are of that opinion.

John Keenan:	I’ll take the first one on the dry docking. Average dry docking expense is $2.5 to $3 million per vessel. So, of course, it depends on the number of ships we have and the timing on a year over year basis. In other words, it depends on where it falls in the calendar year. But, generally— I think next year we have only three or four dry dockings.

Randy Saluck:	Okay.

Mark Urbania:	On the cash flow side, I just made a statement. I said I wasn’t giving guidance. But you do your models. It’s pretty easy to figure out. We’re not giving guidance on ‘08 until, probably, late January, the way it looks. But cash flow will be very good next year. I just said $120 million. It’s conceivable it could be $130 million. There are some things that we’ve got to consider, some of which we just mentioned: going through dry dockings, capital expenditures, working capital needs for next year. So we’re optimistic that it’s going to be a fantastic year from a cash flow perspective.

Randy Saluck:	And is that something that would be a base to grow on as opposed to a one-time great year?

Mark Urbania:	No. That’s not a one-time. That is an indication of what you should see in the power of the cash-flow-generating ability of this business going forward.

Randy Saluck:	Perfect. Sounds great. Thank you.

Operator:	Once again, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. If you are using a speakerphone, we ask that you lift your handset before pressing the numbers.

At this time, I’m showing no additional questions in the queue. I’d like to turn the call back over to management for their concluding remarks.

Chuck Raymond:	All right, gentlemen. Thank you very much, ladies and gentlemen on the call. Thanks for your attention and your confidence in Horizon Lines. We’ll continue to deliver a high level of service and very impressive returns to our investors. Thank you.

Operator:	Ladies and gentlemen, this does conclude the Horizon Lines third quarter earnings results conference call. You may now disconnect. And we thank you for using ACT Teleconferencing.
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